United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 2, 2010
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition

On March 2, 2010, Applied Signal Technology, Inc. issued a press release announcing its financial results for the quarter ended January 29, 2010, and hosted a conference call to discuss the financial results for the quarter ended January 29, 2010. The full text of the Company’s press release and a transcript of the related conference call are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Press Release dated March 2, 2010 announcing financial results for the quarter ended January 29, 2010
99.2	Transcript of conference call held on March 2, 2010

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2010	Applied Signal Technology, Inc. (Registrant)
By: /s/ James E Doyle James E. Doyle Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated March 2, 2010 announcing financial results for the quarter ended January 29, 2010
99.2	Transcript of conference call held on March 2, 2010

Exhibit 99.1

Press Release dated March 2, 2010 announcing first quarter operating results

Applied Signal Technology, Inc. Announces
First Quarter Operating Results

Sunnyvale, CA. March 2, 2010 - Applied Signal Technology, Inc. (NASDAQ - APSG), a leading provider of advanced intelligence, surveillance and reconnaissance (ISR) products, systems and services, today announced operating results for the first quarter fiscal year 2010, ended January 29, 2010.

Revenues for the first quarter of fiscal 2010 increased by 6% to $48,080,000 compared to $45,384,000 for the first quarter of fiscal 2009. The Company noted that strong growth in its network intelligence business as well as gains in broadband equipment and sensor systems were partially offset by an expected decline in tactical SIGINT products.

William Van Vleet, President and Chief Executive Officer of Applied Signal Technology, Inc., commented “We are generally pleased with the performance of our business in the first quarter. While our pace of growth was undercut specifically by an expected decline in shipments of some tactical products and, more generally, as a result of the shift in timing of the FY 2010 defense budget process, we were pleased with the growth we experienced this quarter. We are especially gratified with the rapid development of our network intelligence business which, aided by our recent acquisition of Pyxis Engineering, is well positioned to capitalize on the urgent demand for enhanced cyber security.”

Earnings per diluted share for the first quarter were $0.23 as compared to $0.27 in the same period of the prior year. The company noted that earnings in the prior year’s quarter included a benefit of $0.02 per share from a change in the method of allocating indirect costs.

The Company’s operating income for the first quarter of fiscal 2010 was $5,194,000 compared to $5,648,000 for the first quarter of fiscal year 2009. Operating income in the year-ago first quarter benefitted from a non-recurring gain of $450,000 related to a change in the Company’s method of allocating indirect costs to contracts. The Company also noted that a $230,000 year-over-year decline in royalty revenues offset operating income growth in other areas during the first quarter of fiscal 2010. The year-over-year comparison in operating income was also affected by a $175,000 increase in non-cash expenses associated with the amortization of intangible assets which accompanied the acquisition of Pyxis Engineering.

Mr. Van Vleet continued, “We continue to search for strategic acquisitions and intend to reinvest a portion of our earnings into this long-term growth initiative. We are enhancing our ability to compete for a wider range of contracts in our core businesses, to expand tangentially into new categories and markets, and we plan to continue to utilize our balance sheet to accelerate our strategic development.”

New orders received during the first quarter of fiscal year 2010 were $30,022,000 compared to $33,121,000 of new orders received during the first quarter of fiscal year 2009. The Company noted that while demand for broadband and cyber security development efforts remained strong, the delay in the authorization of the FY10 defense budget caused some delays in new orders.

Mr. Van Vleet concluded, “Applied Signal is uniquely positioned to help our customers solve an expanding range of difficult and urgent national security challenges. We have set ourselves firmly on a path to enhance our usefulness to our customers and to leverage the strength of our financial and strategic position to create value for our shareholders. We regard the first quarter as a good start to fiscal 2010.”

Attached to this news release are condensed, consolidated statements of income, balance sheets and statements of cash flows for the first quarter of fiscal year 2010 ended January 29, 2010.

Conference Call
The Company will host a conference call on March 2, 2010 to discuss first quarter fiscal 2010 results. If you wish to participate in the conference call, please dial 1-877-407-8031 for domestic callers or 1-201-689-8031 for international callers on March 2, 2010 at 5:00 p.m. eastern time/2:00 p.m. pacific time. There is no pass code required. This call may be listened to simultaneously at the Web site www.InvestorCalendar.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

About Applied Signal Technology
Applied Signal Technology, Inc. provides advanced intelligence, surveillance and reconnaissance (ISR) products, systems and services to enhance global security. For further information about Applied Signal Technology visit our website at www.appsig.com.

Safe Harbor Language
Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Statements as to the Company’s future orders and levels of demand; order delays caused by the delay in the authorization of the FY10 defense budget; our belief that we are well positioned to capitalize on the demand for cyber security; our continued search for strategic acquisitions; our ability to compete for a wider range of contracts in our core businesses and to expand tangentially into new categories and markets; our plans to utilize our balance sheet to accelerate our strategic development; our ability to enhance our usefulness to our customers; and our ability to leverage the strength of our financial and strategic position to create value for our shareholders are forward-looking statements. The risks and uncertainties associated with these statements include whether orders will be issued by procurers, including the U. S. Government; the timing of any orders placed by procurers; whether we will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by us will be performed well and be profitable and whether any such contracts might be terminated prior to completion; whether we will be able to hire qualified staff as needed; whether any acquisitions will be successful and other risks detailed from time to time in our SEC reports including our latest Form 10-K filed for the fiscal year ended October 31, 2009. The Company assumes no obligation to update the information provided in this news release.

Applied Signal Technology, Inc.
Condensed Consolidated Statements of Income
(in thousands except per share data)

	Three Months Ended
	January 29, 2010	January 30, 2009
Revenues from contracts	$46,613	$43,687
Revenues from royalties	1,467 ---------	1,697 ---------
Total revenues	48,080	45,384
Operating expenses:
Contract costs	34,000	31,531
Research and development	3,047	3,075
General and administrative	5,839 ---------	5,130 ---------
Total operating expenses	42,886 ---------	39,736 ---------
Operating income	5,194	5,648
Interest income/(expense), net	(3) ---------	112 ---------
Income before provision for income taxes	5,191	5,760
Provision for income taxes	2,052 ---------	2,245 ---------
Net income	$3,139 =======	$3,515 =======
Net income per share - basic	$0.24	$0.27
Average shares - basic	13,068	12,754
Net income per share - diluted	$0.23	$0.27
Average shares - diluted	13,216	12,932

Applied Signal Technology, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	January 29, 2010	October 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$5,558	$4,102
Short term investments	38,390 ---------	43,454 ---------
Cash, cash equivalents, and short term investments	43,948	47,556
Accounts receivable	44,199	47,063
Inventory	12,992	8,378
Other current assets	11,274 ---------	10,517 ---------
Total current assets	112,413	113,514
Property and equipment, at cost	71,445	70,400
Accumulated depreciation and amortization	(56,456) ---------	(55,405) ---------
Net property and equipment	14,989	14,995
Goodwill	33,208	33,158
Intangible assets, net	1,712	1,904
Long-term deferred tax asset, net	4,241	4,196
Long term investment	1,074	2,129
Other assets	1,682 ---------	1,104 ---------
Total assets	$169,319 =======	$171,000 =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued payroll and benefits	$17,027	$22,158
Notes payable	1,429	1,429
Income taxes payable	1,636	444
Other accrued liabilities	2,381 ---------	2,298 ---------
Total current liabilities	22,473	26,329
Long-term liabilities:
Long-term notes payable	2,143	2,500
Other long-term liabilities	3,096 ---------	3,146 ---------
Total long-term liabilities	$5,239	$5,646
Shareholders' equity	141,607 ---------	139,025 ---------
Total liabilities and shareholders' equity	$169,319 =======	$171,000 =======

Applied Signal Technology, Inc.
Condensed Statements of Cash Flows
Increase (decrease) in Cash
(in thousands)

	YTD Jan 10	YTD Jan 09
Operating activities:
Net Income	$3,139	$3,515
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,799	1,500
Stock-based compensation	547	617
Excess tax benefits from stock-based payment arrangements	(55)	(35)
Adjustments to reconcile net income to net cash provided
Accounts receivable	2,864	(2,041)
Inventory, prepaid expenses, and other assets	(7,087)	(1,947)
Accounts payable, taxes payable and accrued liabilities	(3,463) ---------	(2,529) ---------
Net cash (used in) operating activities	(2,256)	(920)
Investing activities:
Cash received from Pyxis' escrow account, net	693	―
Purchase of available-for-sale securities	(15,625)	(12,694)
Maturity of available-for-sale securities	21,460	18,350
Additions to property and equipment	(1,375) ---------	(1,041) ---------
Net cash provided by investing activities	5,153	4,615
Financing Activities:
Issuance of Common Stock	663	1,683
Shares repurchased for tax withholding of vested restricted stock awards	(151)	(101)
Excess Tax Benefits From Stock-based Payment Arrangements	55	35
Term Loans	(357)	(358)
Dividends Paid	(1,651) ---------	(1,603) ---------
Net cash (used in) financing activities	(1,441)	(344)
Net increase (decrease) in cash	1,456	3,351
Cash, beginning of period	4,102 ---------	4,668 ---------
Cash, end of period	$5,558 =======	$8,019 =======
Supplemental disclosure of cash flow information:
Interest paid	57	79
Income taxes paid	825	659

Exhibit 99.2

Transcript of Applied Signal Technology First Quarter 2010 Earnings Conference Call March 2, 2010

Participants

William Van Vleet – Applied Signal Technology – Chief Executive Officer

James Doyle – Applied Signal Technology – Chief Financial Officer

Analysts

Michael Lewis – BB&T Capital Markets

Brian

Jim McIlree – Merriman Curhan Ford & Co

Chris Donaghey – Suntrust Robinson Humphrey

Steve Levenson – Stifel Nicolaus & Company

Robert Kirkpatrick – Cardinal Capital Partners

Myles Walton – Oppenheimer & Co

Gary Julien – Bronson Point

Presentation

Operator

Greetings and welcome to the Applied Signal Technology First Quarter 2010 Earnings Conference Call. At this time all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. As a reminder this conference is being recorded. It is now my pleasure to introduce your host, Mr. Bill Van Vleet, Chief Executive Officer for Applied Signal Technology. Thank you, Mr. Van Vleet. You may begin.

William Van Vleet – Applied Signal Technology – Chief Executive Officer

Thank you, Scott. Good afternoon and thank you for joining us on this conference call to review our first quarter results for fiscal year 2010. With me today is Jim Doyle, our Chief Financial Officer.

Before I begin I’d like to summarize our safe harbor statement. Our presentation today may contain forward-looking statements which reflect the company’s current judgment on future events. Because these statements deal with future events, they’re subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed on this call, important factors which could cause actual results to differ materially are contained our company’s recent 10-Q and 10-K.

Applied Signal had a successful first quarter. Although our earnings contracted versus the same period a year ago, this is largely attributable to a one-time benefit we received last year from a change in our method of allocating indirect costs. Absent that impact our operating income was about flat. Given that we also saw slightly lower royalties from our Double Talk licenses and costs associated with the … position in this quarter, our operating income from core programs was up over the same period last year. Overall, we’re pleased with the outcome of the quarter.

I’d like to go over the financial highlights of the first quarter. Revenues grew by 6% over last year to $48.1 million. We saw growth across the board with the exception of an expected decline in tactical SIGINT products. Network intelligence was our strongest growth driver, but we also saw good performance from our core broadband communications business.

Operating income in the first quarter was $5.2 million, approximately $450,000 lower than the year ago level of $5.6 million. As I mentioned we had a nonrecurring benefit of $450,000 that helped in last year’s first quarter. We also saw an increase in litigation costs and non-cash expenses as well as a reduction in royalty income that offset operating income growth in the core business areas. As a result earnings per share in the quarter were $0.23/share versus $0.27/share in the same period last year.

We’re generally satisfied with the progress we made in booking the orders. New orders received in the first quarter were $30 million, a good performance considering the delay in the 2010 defense budget versus the prior year. As you recall the 2010 defense budget wasn’t approved until Christmas which impacted new starts.

Major new programs for our company included a $4 million award for broadband communications programs, a $3 million extension to … program, and a $2 million program for cyber security architecture definition. In addition we booked $9 million in new task orders on the next generation ASA program and $10 million in new task orders on our government service programs.

The first quarter represents a good start to the new fiscal year. 2010 is going to be an important year for our company. As I discussed on our yearend conference call, we’re focused on increasing our revenue growth rate and positioning for earnings growth in future years by expanding our suite of opportunities. This will come primarily from two core initiatives.

First, we’re continuing to enhance our competitive posture to position for an expanded range of program opportunities. Some of these will be tangential product and service categories which require some investment in personnel and development. Many opportunities we’ve identified include applications of current AST technology solutions applied to new customers. This is particularly true of the expanding suite of work in intelligence, surveillance, and reconnaissance that’s being driven by the Department of Defense, or DOD. Over time we hope to transition our extensive capabilities in the intelligence community to growth in areas such as low-size weight and power payloads in the unmanned aerial vehicle market.

We’re also very focused on growing the business through additional acquisitions. Pyxis has thus far been a success for us. Our network intelligence business is growing very fast, and we expect the acquisition to meet or exceed the return on invested capital targets we contemplated when we entered into the transaction. While we’re looking at a number of areas for acquisition, cyberspace is one that we continue to believe is particularly attractive.

I’d also note that in our proxy we ask for an additional 15 million shares to be authorized, and I’d like to make a couple of points about this. First, it’s intended to serve what we think are possible capitalization needs over a long period of time to achieve an ambitious five-year strategic business plan. Second, while the authorization amount may seem large, I’d remind you that transactions that exceed a 20% dilution threshold will require specific shareholder approval. It’s our intent to execute appropriately-sized and prudently-valued acquisitions. We think that there are a healthy number of relatively small, but powerful opportunities that can help us achieve our strategic goals and our long-term growth objectives. To be clear we currently have no plan or desire to enter into a very large and thus potentially very risky acquisition.

I’d also like to point out that we continue to have strong organic growth potential. Our order book is good evidence of the continued opportunity we have to grow our existing revenue stream. I’d like to give a little more insight on some of the specific near-term opportunities in four areas.

First, as you know much of our broadband communications business is largely sole source. We’re seeing healthy rates of single-digit growth, and we continue to enjoy a strong competitive posture for these highly technical and specialized projects. We’re feeling very good about our potential here, and we believe it’ll continue to progress nicely.

We’re still waiting the request for proposal, or RFP, for the Tiffany follow-on program, but we’ve received a contract extension to continue our efforts until a new contract is awarded there. We were selected as one of the winning companies on the TASER program, and we submitted two additional proposals for government services on the AMOD program, and we’re awaiting the announcement of the NANA and Perfect Citizen awards in the second quarter in our network intelligence business.

Sensor systems conducted three separate and very successful … trials of our high-definition sonar systems. We’re getting ready to debut a new sonar product next week at Oceanology which is an international exposition for undersea technology in London, England.

Finally, I want to address the tactical SIGINT business which has declined over the past few quarters. That business has been driven largely by the Stoneface program which successfully completed its development and deliveries. As I stated earlier, we’ve received additional funding for program operations and sustainment, but it’s at a run-rate lower than it was during the engineering and development phase of our program. Our efforts to transition these technologies to the major DOD programs of record have been delayed as programs like ACS and EPX were delayed and restructured.

We continue to posture our company to compete and win in the projected long endurance multi-in vehicle, or LEMV program, and the enhanced medium altitude reconnaissance surveillance system, or EMARSS program. Additionally, we’ve spoken about our technology is a bit ahead of the curve in terms of the generation of emitters that the targets are generally currently utilizing. In time we believe that the need will close the gap with the capability we’ve already developed. We continue to believe that our model 650 Rogue and model 680 Raider products are well positioned for future competition.

I’ll reserve some additional comments for closing, but I’d like to now to turn the call over to our Chief Financial Officer, Jim Doyle, to run through the detailed financial results for the quarter. Jim.

James Doyle – Applied Signal Technology – Chief Financial Officer

Thanks, Bill. I’d like to review the income statement and the balance sheet briefly, so let me turn your attention to the income statement. Revenues for the first quarter of fiscal 2010 increased by 6% to a little over $48 million compared to about $45.4 million for the first quarter of fiscal 2009. The revenue growth was fostered by growth in our broadband network, intelligence, and sensors areas offset by an expected revenue decline in our tactical SIGINT area.

The company’s operating income for the first quarter of fiscal 2010 was approximately $5.2 million compared to approximately $5.6 million for the first quarter of fiscal year 2009. Year-over-year reduction is due to a variety of changes, including a one-time increase in the first quarter of fiscal 2009 of approximately $450,000 related to a change in the company’s method of allocating indirect costs to contracts.

Additionally, I note we record royalty income of approximately $1.5 million for the first quarter of fiscal 2010 compared to approximately $1.7 million during the same period of a year ago. This reduction undercut operating income growth that we were able to generate in other areas of the business. During fiscal 2009 our royalty income was approximately $6.2 million, and we anticipated FY10 royalty revenues of a similar amount. As you look at our operating income, I’d also note that in the first quarter the amortization of intangibles associated with the Pyxis Engineering acquisition contributed $175,000 in non-cash expenses to our income statement.

New orders during the first quarter of fiscal 2010 were approximately $30 million compared to approximately $33 million of new orders received during the first quarter of 2009. Demand for our broadband and cyber security development efforts continues to be strong, though some problems were delayed as Bill mentioned due to the FY10 budgeting process.

Our current backlog is approximately $121 million compared to the approximately $139 million balance at the end of fiscal 2009. Our backlog includes the uncompleted portion of our contractual obligations and excludes any unexercised contract options. Our backlog typically declines during the first quarter of the fiscal year as we await new government orders.

Turning to the balance sheet now, our combined cash in investment balances at the end of the first quarter were approximately $45 million. Accounts receivable balances were approximately $44.2 million compared to approximately $47.1 million at October 31, 2009. The billed AR balance was approximately $24 million compared to approximately $27 million balance at October 31. The unbilled AR was essentially unchanged at approximately $20 million. During the first three months of fiscal year 2010, we generated revenues of approximately $48 million and collected approximately $51 million. As a reminder we tend to experience seasonality in our business with greater revenues typically recorded in the fourth quarter when compared to the first quarter of the next fiscal year.

Inventory increased approximately $4.6 million during the first quarter. The inventory balance at January 29, 2010 was approximately $13 million compared to an $8.4 million balance at October 31, 2009. The increase in inventory is due to increased product inventory in anticipation of future orders and to an unfavorable indirect rate variance of approximately $1.7 million.

Prepaid and other current assets were about $11.3 million at January 29, 2010 compared to a balance of about $10.5 million at October 31, 2009. Prepaid costs include precontract or at-risk costs. Precontract costs incurred at January 29, 2010 and October 31, 2009 were approximately $2.7 and $1.1 million respectively. The increase is primarily due to the delay in the authorization of the FY10 defense budget which caused some delays in new orders.

Current liabilities were $22.5 million compared to the balance of $26.3 million at October 31, 2009. The decrease was primarily due to a reduction in bonus accrual and the normal timing of vendor payments. Our bank debt continues to decline such that our total short and long-term balance at January 29, 2010 is approximately $3.6 million. We paid dividends of approximately $1.7 million during the first quarter of fiscal 2010.

I’d now like to discuss our outlook for fiscal 2010. At this point we would like to reiterate the guidance that we provided in our December call. We anticipate revenues of between $213 million to $223 million for fiscal ’10.

As you think about profitability for the fiscal year, I’d prompt you to consider a few factors that will likely affect our results. One, we anticipate a greater portion of our revenues will be derived from development-related contracts which typically return slightly lower profit margins than our product contracts. Seconds, there are incremental costs associated with our Pyxis acquisition, including retention bonuses and the amortization of intangible assets. Third, I note that we have adopted FAS 141-R this fiscal year and therefore most expenses that capitalize any future acquisition-related costs. Three, we continue to protect our intellectual property, and we anticipate increased litigation expenses this year.

We believe our operating income for fiscal 2010 will continue to be within our long-term operating income goal of 8-11%. While we operated at the high end of this range in fiscal 2009, we anticipate that our fiscal 2010 operating income will likely be closer to the center of that range as a result of the factors I just described. Thus, we anticipate operating income in the $19 million to $22 million range. We also anticipate a fiscal 2010 effective tax rate of approximately 38-39% assuming the RD tax credit is extended. With that I’ll now turn it back over to Bill for some closing comments.

William Van Vleet – Applied Signal Technology – Chief Executive Officer

Thank you, Jim. We believe strongly that there’s a large and compelling growth opportunity in the ISR market for the long term. Demand for our products is being driven by incredible increases in the volume and complexity of both competing technology and communication traffic.

Our company lives on the cutting edge of development work, and we have become one of a few competitors in the market who can provide great execution as well as technology innovation and thought leadership to our customers. Our ability to lead the market is reinforced by a strong balance sheet which will help us as we grow our business and add new products and services to our platform through acquisition.

We’re constantly evaluating opportunities we have to increase the value of our business, and it certainly starts with our customers. We’ve worked hard to become even more responsive and efficient and to offer solutions to a wider range of programs. This is going to help us diversify the business and is opening a number of strategic doors for our company.

As we evaluate our ability to take on these new initiatives, we are thinking very carefully about risk management, capital return levels, and the size and pace of the growth opportunity. We’ve been grateful for the support of our investors, and we intend to deliver the kind of value that is commensurate with our strong competitive position in this market.

We’ll be hosting our first investor day at our headquarters in Silicon Valley on Friday, March 19. It’ll be another step to increase transparency to our shareholders to the extent possible in this business. It will provide an opportunity to gain additional insight into our company’s capabilities and to meet our senior management team. We’re looking forward to meeting our analysts and major shareholders, and I’d like to encourage everyone to make their final preparations or respond to the invitation if you haven’t done so already. Thank you and with that, Scott, I’d like to open the call to questions.

Operator

Our first question comes from the line of Mr. Michael Lewis with BB&T Capital Markets. Your line is open. You may proceed with your question.

<Q>: Thank you very much. Hi, Bill and Jim.

William Van Vleet – Applied Signal Technology – Chief Executive Officer

Hi, Mike.

<Q>: Bill, lots of questions to ask here, but I’m only going to try to ask two. As you invest more into the pipeline, you go after more B&T, and you try to cast a wider net. You talk about some areas that you would like to expand the business, but it’s very 30,000 foot. I was hoping that you could give us a little more detail into specifically where you think that Ap Sig’s current portfolio can address with regard to new customers. Can you talk a little bit about that with us?

William Van Vleet – Applied Signal Technology – Chief Executive Officer

Yes, let me tell you about some of things where we’re investing and spending that … investment. We continue to invest a disproportionate amount compared to other companies. We invest about 7-10% of our revenues back into research and development.

Areas where we’re focusing in 2010, this fiscal year, are in new broadband products. We’re developing some new capabilities there. We continue to invest in cyber because we see that as a growing growth opportunity and also continued investment in our technical SIGINT protocols and software. Last year we debuted new hardware product, and this year we’re expanding the capabilities of those products by investing in software.

Other customers we have, we believe in addition to the normal opportunities we have in the intelligence community, there are a number of large opportunities in the DOD as I mentioned earlier, LEMV and EMARS are a couple of opportunities, but also we believe there are emerging opportunities in the Department of Homeland Security for two opportunities that AST has, one, our sensors systems have some capabilities that are applicable to the security markets associated with DHS for securing our borders and keeping the country safe, and we also believe that our emerging capabilities in cyber security are applicable to DHS as well, and we think that will grow over time.

<Q>: That’s very helpful. I did attend a cyber symposium today in D.C., and one of the takeaways I had was that while there’s a lot of opportunity in front of companies for the next three to five years, there’s still a significant shortfall of new funding. Are you seeing any opportunities with regard to the funding environment related to cyber security? Can you talk around that a little bit?

William Van Vleet – Applied Signal Technology – Chief Executive Officer

Sure, I think the answer to that is different parts of the community will receive investment at different times, and I think the DHS in particular is one of the customers that will see the largest amount of funding, but it’ll take longer time. I believe it may take three years or so before that funding starts to increase.

The customers which are our core customers in the IC are receiving more funding in the near term, and we’re actually seeing quite a bit of opportunity, and that’s the reason why our network intelligence business has been the fastest growing. We’re seeing double-digit rates of growth in that business for us.

<Q>: I told you I was going to ask two, but I’m going to ask a third. Now, with regard to the network coms, I’m assuming that you’re seeing most of the upside at the fort and now with cyber com pretty much in the process of being set up, should we feel safe to assume that you are seeing some type of uptick in that network coms business related to the cyber com coming into play?

William Van Vleet – Applied Signal Technology – Chief Executive Officer

I think there is some of that effect. What we’ve got is we’ve got some very specialty broadband communication equipment, and the government typically purchases equipment from commercial providers … commercial providers, right? They provide all the broadband communication equipment coupled with some of the specialized low-power equipment that AST has.

One of the capabilities that we’ve added, though, to that is we have some overarching network management software that allows our government customers to be able to create these integrated networks using a combination of commercial and specialized equipment, and it’s that introduction of new capability that’s created the uptick. I think there might be some as the cyber command and other functions come into play we may see additional growth going forward, but we haven’t seen a heck of a lot of it so far, Mike.

<Q>: Okay, thank you so much.

William Van Vleet – Applied Signal Technology – Chief Executive Officer

You bet.

Operator

Thank you. Our next question is coming from the line of Mr. Brian …. Your line is open. You may proceed with your question.

<Q>: Hi, guys. I appreciate all the color on the call. Just a few questions for you, want to piggyback on the bookings thoughts. The start of the year looked pretty healthy given all that we saw in the macro environment with the defense department. Can you maybe talk about a target book to bill and maybe if you’ve seen any orders over the last call it 45-60 days here and maybe how we might look at overall bookings coming in throughout the year from a timing perspective?

William Van Vleet – Applied Signal Technology – Chief Executive Officer

Yes, Brian, a couple points, first of all, it is fairly significant the delays that we saw in the FY10 defense budget. That budget is, although it’s supposed to come out in October, it’s rare that it ever comes out in October, but it’s also equally rare that it doesn’t happen until almost the end of the government fiscal quarter. While … our fiscal year is one month offset from the government fiscal year, when it doesn’t get passed until Christmas, that basically leaves us one month for booking any new starts. That coupled with the snowstorms and stuff that the government saw on this quarter, it resulted in an impact. Overall, we still feel pretty good about that. We do think the second quarter is going to be quite a bit stronger, and I’ll let Jim comment on the specifics of book-to-bill ratio.

James Doyle – Applied Signal Technology – Chief Financial Officer

Yes, as we’re looking forward, Brian, we do see that we have opportunities to have a book-to-bill of greater than one which is always good news, right? We do see a significant number of opportunities for this fiscal year. As you know we tend to see most of our orders in the second half of our fiscal year. We’re one month behind the government fiscal year, and so we tend to see orders, a greater percentage of our fiscal year orders in the second half of the year. As I started the conversation, we do anticipate a book-to-bill of greater than one.

<Q>: Okay, great. Does the addition, I guess maybe a couple questions on Pyxis. One, does the addition of Pyxis maybe change the seasonality of your bookings trends in the past? Two, can you just talk about how the revenue contribution from Pyxis came in, in the quarter because the margins looked remarkably strong even given putting some of that lower margin mix in play.

James Doyle – Applied Signal Technology – Chief Financial Officer

Sure, with the Pyxis related business, actually, I’d like to elaborate a little bit more. Pyxis is within our network intelligence division, and that business does cater to certain aspects of what the government considers to be services type of work. What we see on that front is typically the contracts are for one year, and then they’re renewed at the beginning of the government fiscal year. It’s the type of money that’s involved and the way the government contracts, so we typically see those contracts within our network intelligence business area, but the contracts would start the first of October and then run for the full government fiscal year which is as you know the end of September. As far as profitability out of our network intelligence division, we’re pleased so far with their performance, and we’re always working to try and improve that. As we get new contract types, we’ll be mindful of how we can negotiate some decent profits on those.

<Q>: Thanks, and then could you just give me the revenue contribution in the quarter from Pyxis and then also elaborate. It sounds like you have some very interesting additional licensing opportunities in addition to Double Talk that I was wondering if you could put some color around, please.

James Doyle – Applied Signal Technology – Chief Financial Officer

Sure, let me answer the first part and then I’ll turn it over to Bill. What you saw in the end of last fiscal year, Pyxis contributed about $2.5 million to FY09 revenues. We’re running at a higher rate than that, and again, it’s within our network intelligence business area, and we’re seeing the revenues from the Pyxis contribution increase.

Now, we did get a little bit of a slow down in some of the revenues just because of what Bill was talking about with some of the new funding starts and the fact that funds weren’t available until after the holidays, and so what we had to do is we had to go on risk or incur precontract costs as we call it, and so you can see an increase in our precontract costs for the first quarter compared to where we were in the fourth quarter, and that’s just the timing of efforts coming through, but we do see that our network intelligence growth rates are good and seeing some positive trends for the future. With that I’ll turn it over to Bill.

William Van Vleet – Applied Signal Technology – Chief Executive Officer

Now, Brian, you asked about the patents. As you may know the Double Talk is a decade-old technology, and that’s given us the opportunity to pursue other options more aggressively. We’ve got five patents in total in the company now, and we hired Dr. Marcia Bush out of the Xerox Palo Alto Research Center to help us first protect what we believe is a rich technology pipeline and two then help us monetize it. We’re still in the beginning stages of that.

Last year in fiscal 2009 we submitted three additional technologies for patents. I believe we’re looking at another three technologies in fiscal year ’10, and so we’re right in the process of first of all identifying and protecting that intellectual property, and then subsequently, we’ll begin looking for opportunities to monetize that. The best path for that, again, we’re a pure play ISR company, and as such we’re a company that’s focused on the defense markets, and so since we’re kind of hard-wired for that business, we believe it makes sense for us to license opportunities in technology with companies that are leaders in the other markets, and that’ll take some time. Like I said, that’s just beginning, but that’s kind of where we’re headed in terms of protection and future monetization of our intellectual property.

<Q>: Thanks for taking my questions, guys.

William Van Vleet – Applied Signal Technology – Chief Executive Officer

You bet.

James Doyle – Applied Signal Technology – Chief Financial Officer

Sure, thanks, Brian.

Operator

Thank you. Our next question is coming from the line of Mr. Jim McIlree with Merriman Curhan Ford & Co. Your line is open. You may proceed with your question. Excuse me, Mr. McIlree, if your line is muted. You may need to unmute your line.

<Q>: Thanks for the reminder. Good afternoon. Jim, since you were asked twice last time, I doubt you’ll answer it a third time, but I’ll try. The Pyxis contribution in the quarter, can you help us out a little bit. You said at the end of last year a $2.5 million—

James Doyle – Applied Signal Technology – Chief Financial Officer

With the run rate for the last two months and we’ve combined that into our network intelligence area, and so on that kind of a run rate and as we add staff, we’ll continue to grow that portion of the business. Now, we did get a little bit of slow down because of the at-risk issues that popped up because of delays in some of the new funding for the fiscal year, but that’s being abated here in the second quarter, and we will be recognizing that revenue for all of our network intelligence area as well as Pyxis contribution.

William Van Vleet – Applied Signal Technology – Chief Executive Officer

Yes, I’d like to help Jim just a little bit on that, too, and that is while I understand everyone would like to know the specific contributions, we have integrated that business with all of our government services operations to have a critical mass to pursues that, and we’re operating that as one integrated business, and that’s the reason for Jim to answer that way.

<Q>: Right, I understand. Then you said that the … again was down year-over-year. Can you frame that in terms of dollar decline year-over-year?

James Doyle – Applied Signal Technology – Chief Financial Officer

Sure, as far as the dollar decline in that particular area it’s roughly a $4-5 million decline in revenues, combination of some of the expected decline in the support on some of the Stoneface 2 effort, and then also in the first quarter of last we’d had revenue recognized from our Raider product, and we didn’t recognize the same amount of revenues in this first quarter for our Raider product. That product is still very promising, and we have good expectations for the future on that, but we did experience some timing issues with the first quarter where we didn’t have any revenues generated from our Raider product. It’s a combination of that slow down in the Stoneface 2 effort and the Raider product.

<Q>: All right, and it seems like, well, at least relative to my model, the operating expenses were a lot lower. Was there something unusual going on, and then secondly, is it reasonable to expect that those ramp up to a higher level for the rest of the year?

James Doyle – Applied Signal Technology – Chief Financial Officer

It’s hard to comment, Jim, compared to your model, so I’ll talk about what we’re seeing on a year-over-year basis. As I said as far as our guidance, we anticipate kind of the mid-range of our long-term operating model, so we’re looking at somewhere between the 9-10% range for operating income, and some of those things that are affecting it are the expenses related to the acquisition of Pyxis which we have to accrue the retention bonus, and there are costs associated with that. There’s also the amortization of intangible expenses. There are the litigation expenses that we anticipate, so it’s kind of a combination. If you peel some of those things back, the profitability growth for the year based on our core businesses look fine, and so I hope that gives you a little color on where we’re coming from.

<Q>: Lastly, with royalties down year-over-year, they were down quarter-over-quarter, too, weren’t they?

James Doyle – Applied Signal Technology – Chief Financial Officer

No, they were up this quarter compared to the fourth quarter of last year. Fourth quarter was about $1.1 million.

<Q>: Yes, okay. I’m sorry, so the year-over-year decline is due to the economy presumably.

William Van Vleet – Applied Signal Technology – Chief Executive Officer

Yes, that’s what we’re seeing. It’s largely a commercial market, and given the global effect of the recession and so forth, what we’re hearing from our partner in Comtech is that this is more a manifestation or an impact of the global economic conditions as opposed to any decline in demand or greater competition in the marketplace. As a result we expect it’ll probably continue about the same level, and so we think maybe about $6 million or so this year, possibly getting better in the second half of the year as the economic conditions improve.

<Q>: Very good, thanks a lot.

Operator

Thank you. Our next question comes from the line of Mr. Chris Donaghey with Suntrust Robinson Humphrey. Your line is open. You may proceed with your question.

<Q>: Hi, good evening, guys.

William Van Vleet – Applied Signal Technology – Chief Executive Officer

Good evening, Chris.

<Q>: Bill, on the tactical side, can you help us with what you’re seeing in the pipeline there? Is it mostly still QRC type projects that you’re pursuing? Are there some longer term programs that are starting to develop there? Just kind of help us understand what the pipeline looks like on the tactical side and then maybe a little bit on the timing if you have any awareness of it.

William Van Vleet – Applied Signal Technology – Chief Executive Officer

Sure, Chris. The answer is yes and yes. In the near term we believe most of the opportunities are going to be QRC, or quick reaction capabilities, associated with the overseas contingency operations that are going on. We are seeing a demand in interest for getting capabilities in the field as soon as possible, and that’s where the demand has shifted. In the past there was a demand for how do you put together a program to create a development that would then create a capability to defeat an emerging threat. Right now it’s more a factor of how do we get capabilities to our soldiers in the field as soon as possible in order to defeat the threat in the war that’s going on there now. I’d say in the near term, probably in the next quarter or maybe even two we’ll see more being driven on the QRC opportunities in the tactical SIGINT area.

Longer term I’d say probably Q4 and then into 2011 we are starting to see the return of some of those large programs, the aerial common sensor program, as you know, got restructured into a family of programs, an umbrella of programs, which includes EMARS and the long endurance multi-in vehicle, or LEMV program, and those ones, while the LEMV is focused initially on the platform, it and EMARS will eventually want to include more payload capabilities, and that’s where we believe the longer tail types of programs will occur. Again, I said timing wise will be in the fourth quarter of ’10 to 2011.

<Q>: Okay, great. Then just thoughts on what the next steps are for synthetic aperture sonar, either from a selling as a product perspective or providing it as service.

William Van Vleet – Applied Signal Technology – Chief Executive Officer

Yes, great question. We are doing both. We’re selling as a product. In fact we sold our first …. I do believe we reported on that last quarter of a new development of product that is going to a salvage company, and that will be delivered as I recall probably in this summer some time, third quarter let’s say.

In addition to that, we are getting a lot of additional interest from both U.S. Government and commercial, both oil and salvage companies in the U.S. and interestingly enough some interest overseas which is one of the reasons we’re going to this large exposition in London next week. We see good opportunities for the product side, and we’re continuing to create new products and innovation there to further extend our lead in our market position.

We’re also seeing some interest on the services front, less so in terms of buying the data and more so in terms of having leases available. We have the capability which we can lease. We have done it now three times to oil and gas companies to allow them to go conduct pipeline inspections, and we’re seeing continued demand on the leasing front for that. The reason why they are interested in leasing as opposed to purchasing is, again, they’re really just interested in the data. They aren’t necessarily interested in owning a capital piece of equipment.

The third area on the synthetic aperture sonar where we’ve projected some potential future opportunity is with the Department of Homeland Security for port and harbor surveillance, and we haven’t seen that take up yet, and so I think that’s probably something again timing wise may be 2011 or so before we see that demand increase.

<Q>: Great, thanks. Just one quick question for you, Jim. Was there any kind of favorable or unfavorable rate variance at the end of Q1?

James Doyle – Applied Signal Technology – Chief Financial Officer

Yes, Chris, the unfavorable variance was $1.7 million.

<Q>: Okay, great, thanks.

James Doyle – Applied Signal Technology – Chief Financial Officer

Yes.

Operator

Thank you. Our next question is coming from the line of Mr. Steve Levenson with Stifel Nicolaus. Your line is open. You may proceed with your question.

<Q>: Thanks, good afternoon, everybody.

William Van Vleet – Applied Signal Technology – Chief Executive Officer

Hi, Steve.

<Q>: Could you go into a little bit more about the low-sized weight and power products and how that might play out with UAV requirements in the new budget?

William Van Vleet – Applied Signal Technology – Chief Executive Officer

Yes, you bet, Steve. The low-size weight and power, we believe we’re the only competitor in this space that has products that has tactical SIGINT products that can go on all classes of vehicles, so not only the large higher altitude vehicles, like the Predator and such, but also on the smaller hand-launched vehicles as well, and we’ve got a payload. The model 570 Siren is a payload. It’s a 2.2 pound payload, about the size of maybe two packs of cigarettes if you will, that can go on those hand-launch platforms, and so we do believe as the government deploys more unmanned aerial vehicles overseas that we’ll opportunity for that on a wide range of providers from, well, all the hand-launch vehicles.

We’re working with a number of companies on those rather than call anyone out, so that’s kind of the smallest class we have, and then we have another class of product, the Hydra product also goes on medium size UAVs, and then we have a Titan. It’s kind of the largest class of payload that we put on her large long endurance types of payloads. We have a family of receivers that can go on any size platform to go conduct missions and provide multi-intelligence information.

<Q>: Great, thanks, and is the large one you talk about is that for something like LEMV?

William Van Vleet – Applied Signal Technology – Chief Executive Officer

It could be, yes. Exactly, that could go on a LEMV or other long-endurance high-altitude platform. You bet.

<Q>: You’ve also been talking about EMARS a little bit. Are the products that you’ve got that align with the requirements of the EMARS new capabilities for the program, or are you going to have to bump somebody there?

William Van Vleet – Applied Signal Technology – Chief Executive Officer

On the EMARS right now they are creating, they’re focusing on getting platform out, and there are a number of companies that are pursuing that, and the RFP has anticipated later this quarter, and right now we’re actively in the teaming stages where we’re talking to all the participants, and there may be as many as six companies that pursuing that, and so that would be a competitive effort. We would have to win that. The specific requirements have still not been defined exactly, and we’re waiting for the request for proposal to come out to identify that, but there’s a range of solutions that we think are applicable, and we’re working to position ourselves for that full range of capability.

<Q>: Okay, thanks. Last is you talked about the Pyxis product exceeding some of the targets for the programs where their products are applicable. Is that necessarily going to delay purchase or limit the sort of business you might do, or is it an option in the future where you can sell them something now and bill it out later?

William Van Vleet – Applied Signal Technology – Chief Executive Officer

I’m not sure, maybe … I created a wrong impression there, so let me make sure I understand the question a little bit better here, Steve. Pyxis is a services company, and they’ve got tremendous capability when it comes to advanced computing, cloud computing, special event processing, so being able to find cyber events in a needle in a haystack kind of opportunity. They also do human language translation, so being able to automatically process information and different languages of information, and so they had those capabilities that are already being actively executed on a number of programs.

In the first quarter, we booked $10 million in additional work in new task orders for our government services. We’re quite pleased with that. As I said Pyxis, they’ve only been part of our company for six months, and they’ve to date generated three contract wins in that six months, and we believe they’ve helped us and Pyxis together are well positioned rather for some future major programs, specifically in the AMOD or analysis modernization area. Did that get to the core of what you were asking, Steve?

<Q>: Yes, you did. Thanks very much.

Operator

Thank you. Our next question comes from the line of Mr. Robert Kirkpatrick with Cardinal Capital Partners. Your line is open. You may proceed with your question.

<Q>: Thanks. Jim, was the indirect rate variance planned or unplanned.

James Doyle – Applied Signal Technology – Chief Financial Officer

It was planned. Rob, to give a little more color on that, we’re within line with what we anticipated, and we typically will see an unfavorable variance in the first quarter. The biggest driver there is we have a lot of holidays, and so we tend to have to incur those costs early in the year. It’s not uncommon that we’ll have an unfavorable variance the first part of the year, but it was planned, and we don’t anticipate any issues with it.

<Q>: Secondly, is there a timing on the retention payments to the Pyxis employees so that it all lumps in one quarter, or is that something that’s spread throughout the year?

James Doyle – Applied Signal Technology – Chief Financial Officer

It’s a one-year retention bonus for all employees, and it is accrued as we go, and the payment will be made at the completion of the one year.

<Q>: You mentioned you’d adopted FAS 141-R. Were there any significant expenses this quarter on FAS 141?

James Doyle – Applied Signal Technology – Chief Financial Officer

No.

<Q>: Could you give us the mix of your business between development, production, time and materials?

James Doyle – Applied Signal Technology – Chief Financial Officer

Sure, let me get that. Our cost-reimbursable contracts we had approximately 74% of revenues from cost-reimbursable contracts. Time and material contracts contributed 12%, firm fixed price 11%, and royalties 3%.

<Q>: Great. Bill, do you want to talk about the acquisition environment at all? I would hate to think I didn’t have a question for you.

William Van Vleet – Applied Signal Technology – Chief Executive Officer

Thanks, Rob. I didn’t want to feel left out. I appreciate that. Well, the acquisition environment is particularly hot in some areas I guess I’d say. In particular in the cyber field, we have to be very careful about appropriate valuation, but we still believe that our company has a compelling value proposition for some of the smaller companies for tuck-in acquisition in that we’re different from some of the larger acquirers, the larger, say, … contractors. We tend to have a little more in common culturally in terms of focus, too, on innovation and responsiveness, and when we acquire companies, again, that are smaller, they tend to have more contribution, and we believe we can experience higher retention rates with them than if they were to be part of another one, so we’re very selective in what we go for.

We’re still looking at doing deals that are accretive, and we’re always very conscious of measuring the EBITDA of the target acquisition versus ours. When things get a little rich, it may slow down, but we still think we’ve got a suite of a number of good opportunities before us to continue our path of finding well-run companies to integrate into our company that allows us to accelerate our strategic growth objectives.

<Q>: As you think back over the last year, excluding the Pyxis deal, have more of the ones that you’ve walked away from been about cultural fit or about valuation?

William Van Vleet – Applied Signal Technology – Chief Executive Officer

Good question. The first level of screening has to do with valuation, and while we may not throw it out right away, if it’s a very rich valuation, it requires an awful lot of more scrutiny, and we have to have much more compelling reasons. On a synergy front, we have to be able to justify those, and so that’s certainly a major factor for us. That said, there are always, if you look at the track record of M&A in general, the primary reason why 70% of all acquisitions are considered not to be successful is largely attributable to cultural factors, and so we place I’d say an equal emphasis on cultural integrity and cultural fit with any company that we consider.

<Q>: Great. Thank you so much, gentlemen.

William Van Vleet – Applied Signal Technology – Chief Executive Officer

Thank you.

Operator

Thank you. Our next question is coming from the line of Myles Walton with Oppenheimer & Co. Your line is open. You may proceed with your question.

<Q>: Great, thanks. Good evening, guys.

William Van Vleet – Applied Signal Technology – Chief Executive Officer

Hello.

<Q>: I’m hoping to probe the implied margin for the remainder of the year that’s in your guidance. It sounds like something between 8.5-9% is implied, and it also sounds like the mix in the first quarter wasn’t particularly good and probably gets better from here. It sounds like the licensing from here is about flat with respect to 1Q on a quarterly basis, and it sounds like the acquisition-related accounting impacts don’t get worse sequentially in the coming quarters. I’m kind of at a loss as to what’s driving the 200 basis points move down in margins from here. Is it conservatism? Is it legal expense? Is it something else?

James Doyle – Applied Signal Technology – Chief Financial Officer

It tends to be both those, Myles, both potential legal expense. We do want to be conservative on our estimates, so yes. I stated the operating income in that $19-22 million range for the full year. Those are some of the drivers that we’re seeing account for on a full-year basis what might happen.

<Q>: Let’s say legal expense is the issue, then you’re not talking about a $3 million hit, you’re thinking that—

James Doyle – Applied Signal Technology – Chief Financial Officer

No, we are not, and we prefer not to talk about the details of the legal expense because of the current situation that we’re in, so what we’re trying to do is give you some general guidance as to what we see the overall operating income for the year.

<Q>: I’m going to push back one more time, but is there anything within your core business outside of legal that is adverse in the margin profile for the remainder of the year because it looks like you haven’t shipped any Raiders in 1Q. Your production-oriented mix is 11%. It’s just I’m trying to figure out what is dilutive to margins from here.

James Doyle – Applied Signal Technology – Chief Financial Officer

Yes, the profits coming out of our programs should be fine for the year. They might be more favoring the development type of work, the cost-reimbursable type of contracts on a full-year basis. We’ll have to wait and see. There are product opportunities for the balance of the year, but we’re trying to be a little bit conservative on what might happen for the rest of the year.

<Q>: Okay, what was the options expense in the quarter?

James Doyle – Applied Signal Technology – Chief Financial Officer

The options expense was $547,000.

<Q>: Okay, is that the run rate for the quarterly run rate?

James Doyle – Applied Signal Technology – Chief Financial Officer

What we’re targeting is about 1% of revenues for our compensation expense, so it’s within the range that we’re targeting.

<Q>: From a standpoint of R&D for the full year, 7-8% is still the right range. Does it pick up kind of into the last nine months from the run rate you’re at in 1Q?

James Doyle – Applied Signal Technology – Chief Financial Officer

Yes.

<Q>: Give us the employee headcount.

James Doyle – Applied Signal Technology – Chief Financial Officer

Approximately 800.

<Q>: Okay, that’s roughly flat from the end of the year?

James Doyle – Applied Signal Technology – Chief Financial Officer

Yes.

<Q>: Then I think just one last one which was I’m just trying to clarify the book-to-bill for 2Q. Did you say that you were expecting it to be above one or that you were expecting the full year to be above one?

James Doyle – Applied Signal Technology – Chief Financial Officer

We’re expecting the full year to be above one.

<Q>: But you didn’t make a comment about the second quarter specifically?

James Doyle – Applied Signal Technology – Chief Financial Officer

We hadn’t made a comment on that, but we do anticipate some good booking activity here in the second quarter.

<Q>: Okay, I’ll ask it more direct. Would you expect the book-to-bill to be above one in the second quarter?

James Doyle – Applied Signal Technology – Chief Financial Officer

Yes, that’s what we anticipate.

<Q>: Okay, that sounds good. Great, I think that was it for me.

James Doyle – Applied Signal Technology – Chief Financial Officer

Okay.

Operator

Thank you. Our next question comes from the line of Mr. Michael Lewis with BB&T Capital Markets. Your line is open. You may proceed with your question.

<Q>: Thanks for the followup here. Jim, if I take $3.139 and divide it by the average shares diluted, I’m getting 23.75¢ which is really I guess you would round up to $0.24 rather than $0.23. Is this the correct way to look at this?

James Doyle – Applied Signal Technology – Chief Financial Officer

For the first quarter?

<Q>: Yes.

James Doyle – Applied Signal Technology – Chief Financial Officer

Remember there was some accounting change related to the computation of EPS. Because we have restricted stock grants, those expenses get factored into the computation of EPS.

<Q>: What exactly was the number that impacted it be the half penny, just so we can get our models correct?

James Doyle – Applied Signal Technology – Chief Financial Officer

Yes, I think, Mike, it was somewhere between $50,000 and $75,000 was the impact, and it did enough to round it so that it was just under 23.5¢/share, so it rounded down to $0.23.

<Q>: Okay, that’s the math I did to see where the rounding was, and it came out to, like, 61 thousandths cents, but should we assume the same amount each quarter going forward just for … sake?

James Doyle – Applied Signal Technology – Chief Financial Officer

Yes, and that’s because of that accounting change.

<Q>: Got you, okay, and then just a few more questions here. With regards to the $121 million in backlog, did you have any debookings in the quarter?

James Doyle – Applied Signal Technology – Chief Financial Officer

We debooked approximately $500,000 related to the Emerald series of programs.

<Q>: Then, can we get your break out for your top five contracts in the quarter by percent of revenue?

James Doyle – Applied Signal Technology – Chief Financial Officer

Sure, for this first quarter, the next generation ASA program contributed about 21% of this quarter’s revenues. The Tiffany program contributed about 11%. A program that we call Thunderdome, and that Thunderdome program was an outgrowth of Tiffany. That contributed about 11% also. Then the Stoneface 2 effort contributed about 5%. Those are the four major ones for the quarter, programs over 5% of revenues for the quarter, and that’s about 48% of our revenues for the first quarter.

<Q>: Okay, that’s great. Then, Bill, last quarter you talked about the network intel business. You said that there were seven programs with an approximate $2 billion value. Where does that currently stand, and what should we be looking for here in the next quarter or two off those possible opportunities?

William Van Vleet – Applied Signal Technology – Chief Executive Officer

Most of them are still in place, Mike. The TASER was one that was awarded, and we were one of the fortunate recipients of that. NANA and Perfect Citizen are two that should have come out, but have been delayed into this quarter, and so we’re hoping to hear yet in the second quarter on those, and there will be four AMOD programs that will go somewhere between the third quarter and the first quarter fiscal ’11. There’s another one, too. FDS is I think the seventh one. One of them came through. We were one of the winners I should say, and the rest are still in queue.

<Q>: Okay, thanks so much.

William Van Vleet – Applied Signal Technology – Chief Executive Officer

Sure.

Operator

Thank you. Our final question is coming from the line of Gary Julien with Bronson Point. Your line is open. You may proceed with your question.

<Q>: Great, thanks. I think my original questions were answered, but I guess while I have you, just with respect to the book-to-bill for the quarter, just citing some delays in appropriations, and I got roughly 55% book-to-bill. You may disagree with that number, but I’m just curious, you’ve mentioned the book-to-bill to be over one in Q2. Do you think that the bookings in Q2, you will offset the shortfall in bookings in Q1? That’s my question. Thanks.

James Doyle – Applied Signal Technology – Chief Financial Officer

Sure, go ahead, Bill.

William Van Vleet – Applied Signal Technology – Chief Executive Officer

I was going to say we do believe that there’s a good chance it’ll offset it. While some of the bookings I should say delayed from the first quarter to the second quarter, I also want to add we lost zero, so all of the decrease in the booking is completely due to the continuing resolution and the late passing of the budget. Yes, we expect whatever we didn’t get in the first quarter to be made up in the second quarter.

<Q>: Great, thanks. Appreciate it.

William Van Vleet – Applied Signal Technology – Chief Executive Officer

Sure.

Operator

Thank you. At this time there are no further questions. I’d like to turn the floor back over to Mr. Van Vleet with any closing comments.

William Van Vleet – Applied Signal Technology – Chief Executive Officer

Thank you, Scott. I’d like to end this conference call on a personal note. For those of you who probably aren’t aware, 25 years ago today my wife and I exchanged our wedding vows, and I believe that she may be listening on this call, so I just wanted to close by thanking her for 25 great years of marriage. That concludes our call. We want to thank you all for participating, and good night.

Operator

Ladies and gentlemen, this concludes today’s teleconference. You may disconnect your lines at this time. Thank you very much for your participation and have a wonderful evening.